Exhibit 99.1
Press Release
NYSE — OPY
Oppenheimer Holdings Inc.
Revises its Third Quarter 2011 Earnings Announcement
November 10, 2011. New York, NY. Oppenheimer Holdings Inc. is reporting a revision to its third quarter 2011 earnings announcement dated October 28, 2011. Revisions in the current period affect only the reported amounts for total stockholders’ equity, book value per share and tangible book value per share at September 30, 2011. There is no change to reported earnings in the current period.
Revisions to the October 28, 2011 earnings release appear below.
Expressed in millions of dollars, except per share amounts.

	2011		2010
		Previously reported		Previously reported
	Revised amount	amount	Revised amount	amount
Net profit attributable to the Company for the nine months ended September 30	$6.9	$6.9	$20.4	$21.8
Basic earnings per share for the nine months ended September 30	$0.51	$0.51	$1.53	$1.63
Book value per share as of September 30	$36.83	$36.27	$36.32	$35.70
Tangible book value per share as of September 30	$24.06	$23.98	$22.73	$22.64
Total stockholders’ equity as of September 30	$508.3	$500.6	$485.3	$479.2
The revisions described above have no impact on the Company’s net cash amounts provided by (used in) operating, financing or investing activities for any previously reported periods, nor the current period.
Subsequent to the filing of its earnings announcement, the Company identified historical errors relating to its tax treatment of deferred compensation obligations assumed as part of a 2003 acquisition. As a result, the Company has determined the need to reestablish book basis of goodwill related to the 2003 transaction in the amount of $5.4 million. Further, the Company has established a reserve for uncertain tax positions in the amount of $3 million, including accrued interest, as well as cumulative adjustments to current and deferred tax items of $6.6 million primarily related to periods prior to 2008. In conjunction with the revision described above, the Company has also revised its consolidated financial statements for previously disclosed immaterial out-of-period adjustments. The Company has revised its prior period consolidated financial statements by adjusting opening retained earnings as of January 1, 2010 in the amount of $7.5 million.
For a full discussion of these matters, you are directed to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011, which is being filed with the Securities and Exchange Commission today.
Company Information
Oppenheimer, through its principal subsidiaries, Oppenheimer & Co. Inc. (a U.S. broker-dealer) and Oppenheimer Asset Management Inc., offers a wide range of investment banking, securities, investment management and wealth management services from over 94 offices in 26 states and through local broker-dealers in 4 foreign jurisdictions. Oppenheimer employs over 3,600 people. The Company offers trust and estate services through Oppenheimer Trust Company. OPY Credit Corp. offers syndication as well as trading of issued corporate loans. Oppenheimer Multifamily Housing & Healthcare Finance, Inc. (formerly Evanston Financial Corporation) is engaged in mortgage brokerage and servicing. In addition, through Freedom Investments, Inc. and the BUYandHOLD division of Freedom, Oppenheimer offers online discount brokerage and dollar-based investing services.
Forward-Looking Statements
This press release includes certain “forward-looking statements” relating to anticipated future events or performance. For a discussion of the factors that could cause future events or performance to be different than anticipated, reference is made to Factors Affecting “Forward-Looking Statements” and Part 1A — Risk Factors in Oppenheimer’s Annual Report on Form 10-K for the year ended December 31, 2010.
For further information, please contact:
A.G. Lowenthal 212 668-8000 or E.K. Roberts 416 322-1515